As filed with the Securities and Exchange Commission on July 29 , 2016

Registration No. 333- ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 /A

(Pre-Effective Amendment No. 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GLOBAL COSMETICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	2844	30-0891225

(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Pavilion 96, Kensington High Street

Kensington, London, W8 4SG Tel.

No.: +44 203-667-8883

Fax No.: +44 207-657-3110

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

CSC Services Of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, NV 89119

(Name and address of agent for service of process)

Copies of communications to:

Steven James Davis, Esq .

1042 N. El Camino Real, 261

Encinitas, California 92024

Tel. No.: (619) 788-2383

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

This registration statement relates to an offering of shares of Common Stock which is subject to a minimum investment amount for a single investor of 20,000 shares ($600). The Company will reject all subscriptions for the purchase of shares of Common Stock which are for an amount less than 20,000 shares ($600).

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	8,000,000	$0.03	$240,000	$24.17

(1)	This registration statement covers the sale by us of up to an aggregate of 8,000,000 shares of our common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS GLOBAL

COSMETICS, INC.

8,000,000

SHARES OF COMMON STOCK

SUBJECT TO COMPLETION, Dated ____________, 2016

This prospectus relates to our offering of 8,000,000 new shares of our common stock at a fixed offering price of $0.03 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We have not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases shares in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the shares with no commission or other remuneration payable to them for any shares they may sell.

There is no established public market for our common stock, and the offering price has been arbitrarily determined. Our common stock is not currently listed or quoted on any quotation service. Although we intend to apply for quotation on the OTCQB through a market maker, there can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

This offering will be open until the earlier of: (i) the maximum amount of shares have been sold; or (ii) nine months from the date of effectiveness of this registration statement of which this prospectus forms a part. We retain the right to extend the offering period beyond nine months. We retain the right to close the offering at any time and there is no minimum offering required for this offering to close.

	Offering Price	Underwriting Discounts and Commissions(1)	Proceeds to Company Assuming 100% Subscribed	Proceeds to Company Assuming 75% Subscribed	Proceeds to Company Assuming 50% Subscribed	Proceeds to Company Assuming 25% Subscribed
Per Share	$0.03	0	$0.03	$0.03	$0.03	$0.03
Gross Proceeds		0	$240,000	$180,000	$120,000	$60,000
Net Proceeds(2)		0	$230,000	$170,000	$110,000	$50,000

(1)	There are no arrangements or plans to use underwriters or broker/dealers to offer our common stock. However, we reserve the right to utilize the services of licensed broker/dealers and compensate these broker/dealers with a commission not to exceed 10% of the proceeds raised.

(2)	The net proceeds estimates offering expenses of $10,000.

We are an “emerging growth company “ as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Global Cosmetics, Inc. (referred to herein as the “Company,” “Global,” “we,” “our,” and “us”). The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We were incorporated under the laws of the State of Nevada on September 17, 2015 under the name “Global Cosmetics, Inc.” Our address is Pavilion 96, Kensington High Street, Kensington, London, W8 4SG, United Kingdom. Our corporate address is located at a private business members club who provide secretarial support, working areas, dedicated phone line and business answering service. The services provided also include mail forwarding physical office space may be rented on a short-term basis for additional fees. We intend to conduct our business operations, including administrative functions, sales and marketing at the personal residences of our officers, whom live currently in Thailand and the United Kingdom; however we will also be working remotely. Copies of certain of our corporate books and records will be maintained and stored with our legal counsel Steven James Davis, Esq., whose address is 1042 N. El Camino Real, B261, Encinitas, California 92024. Our fixed equipment will be located at the personal residences of our officers. Our phone number is +44 203-667-8883. Our fiscal year end is September 30th.

We are a development stage company specializing in the development, marketing and distribution of cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

Currently we have exclusive rights to distribute the ‘4U2’ Cosmetics brand in Australia, New Zealand, USA, Mexico, Canada and Europe. The licensee has trademark registrations in Australia, New Zealand, USA and Europe and accepted applications in Mexico and Canada. The licensor has also granted the Company a 50% beneficial ownership interest in the trademark registrations. The product line licensed to the Company is an established brand which has produced approximately $2.5 million in revenues for the licensor’s retailers and distributors during the period January 1, 2016 to June 30, 3016, and is expected to produce at least another $2.5 million during the remaining period of 2016.

As of March 31, 2016 we had $3,061 in current assets and current liabilities in the amount of $57,111. Accordingly, we had a working capital deficit of $54,050 as of March 31, 2016. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. Our expenses in this offering are estimated at $10,000, and we will need a minimum of $50,000 for the next twelve months. As such, our monthly burn rate for the next twelve months is estimated at $4,200. We will need to sell a minimum of 25% of the shares offered in this prospectus for net proceeds of $50,000 in order to meet our financial obligations. Our ability to remain in business with less than $50,000 in this offering is questionable , and we cannot provide any assurances that this offering will result in the sale of any shares. Additionally, although we have funded our historical operations from loans by our Chief Executive Officer, Ben Ridding, there are no agreements, commitments or understandings for Mr. Ridding to provide any additional loans to the Company. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing, including the equity funding sought in this prospectus.

We are offering for sale to investors a maximum of 8,000,000 shares of our common stock at an offering price of $0.03 per share. Our business plan is to use the proceeds of this offering to:

●	Increase inventory and stock levels in all licensed areas
●	Implement an online marketing program through social media websites
●	Recruit a brand ambassador for online marketing and product tutorials
●	Attend trade shows in Europe and USA to develop brand awareness and generate sales
●	Develop links with wholesalers and expand distribution network
●	Develop opportunities with high street and online retailers
●	Develop new and existing products and packaging to target other markets
●	Promote products through mail delivery to target markets
●	Develop our website to include product tutorials, customer loyalty programs and customer reviews to create an in store shopping experience to increase sales.
●	Develop our website to offer it in additional languages
●	Compensate beauty bloggers for reviews of our products and online promotions
●	Acquire sample products for use in marketing promotions
●	Fund general overheads and compliance

However, our management has retained discretion to use the proceeds of the offering for other uses. The minimum investment amount for a single investor is $600 for 20,000 shares. Subscriptions for less than the minimum investment will automatically be rejected. The shares are being offered by us on a “best efforts” basis and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. The proceeds of this offering will be immediately available to us for our general business purposes. The maximum offering amount is 8,000,000 shares ($240,000).

The Offering

Securities Being Offered	Up to 8,000,000 shares of our common stock.
Offering Price	The offering price of the common stock is $0.03 per share. There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.

Upon the effectiveness of the registration statement of which this prospectus is a part, we intend to apply to FINRA for quotation on the OTC OTCQB, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. There is no guarantee, however, that our common stock will ever be quoted on the OTC OTCQB.

Minimum Number of Shares To Be Sold in This Offering	n/a

Maximum Number of Shares To Be Sold in This Offering	8,000,000

Securities Issued and to be Issued	4,444,444 shares of our common stock are issued and outstanding as of the date of this prospectus. Our officer and director, Mr. Benjamin Ridding owns 4,000,000 shares (90%) of the common shares of our Company and therefore has substantial control. Our Chairman and director Mr. Keith McCulloch owns 444,444 shares (10%) of the common shares of our Company. Upon the completion of this offering, Mr. Ridding will own an aggregate of approximately 30% and Mr. McCulloch will own an aggregate of approximately 10% (as a result of the anti-dilution clause within his agreement which will require the Company to issue Mr. McCulloch 1.11111 share for each 10 shares sold in the offering for a total of 888,888 shares if all 8,000,000 shares are sold ) of the issued and outstanding shares of our common stock, if the maximum number of shares is sold.

Number of Shares Outstanding After The Offering If All The Shares Are Sold	13,333,333

Use of Proceeds	If we are successful at selling all the shares we are offering, our net proceeds from this offering will be approximately $230,000. We intend to use these proceeds to execute our business plan.

Offering Period	This offering will be open until the earlier of: (i) the maximum amount of shares have been sold; or (ii) nine months from the date of effectiveness of this registration statement of which this prospectus forms a part. We retain the right to close the offering at any time and there is no minimum offering required for this offering to close.

Minimum Investment:	The Offering is subject to a minimum investment amount for a single investor of 20,000 shares/$600. The Company will reject all subscriptions in an amount less than 20,000 shares/$600.

Summary Financial Information
Balance Sheet Data	As of March 31, 2016 (unaudited)	As of September 30, 2015 (audited)
Current Assets	$3,061	$—
Total Assets	$3,061	$—
Liabilities	$57,111	$11,539
Total Stockholder’s Equity (Deficit)	$(54,050)	$(11,539)

Statement of Operations	For the six month period to March 31, 2016 (unaudited)	For the period from September 17, 2015 through September 30, 2015 (audited)
Revenue	$—	$—
Net Loss for Reporting Period	$(61,779)	$(11,680)

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenues since our inception, which makes it difficult to evaluate whether we will operate profitably. Total operating expenses were $61,779 and $11,680 for the six months to March 31, 2016 and for the period from September 17, 2015 to September 30, 2015, respectively. We have incurred a net loss of $61,779 and $11,680 for the March 31, 2016 and for the period from September 17, 2015 to September 30, 2015, respectively. We have not attained sustained profitable operations since inception and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of March 31, 2016, we had cash of $3,061. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report dated April 14, 2016 as of and for the period September 17, 2015 (inception) to September 30, 2015 that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company

Because we are a development stage company, we have limited revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have not generated any revenues. The success of our business operations will depend upon our ability to obtain clients and provides quality services to those clients. We are not able to predict whether we will be able to develop our business and generate significant revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable operations, then our business will fail.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history. To date, revenues are not substantial enough to maintain us without additional capital injection if we determine to pursue a growth strategy before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Because our offering will be conducted on a best efforts basis, there can be no assurance that we can raise the money we need.

The shares are being offered by us on a “best efforts” basis with no minimum and without benefit of a private placement agent. We can provide no assurance that this offering will be completely sold out. If less than the maximum proceeds are available, our business plans and prospects for the current fiscal year could be adversely affected.

In order to fund our operations and pay offering expenses of $10,000, we believe that we need the $240,000 in gross proceeds from this offering. We believe that $60,000 in gross proceeds will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twelve months on a limited basis. We believe the full $240,000 would allow us to implement our business plan to the full extent that we envision. Our available funds combined with revenues will not fund our activities for the next twelve months. As of March 31, 2016 our current cash on hand is approximately $3,061. Our estimated monthly burn rate is approximately $4,200 per month. Based on our current burn rate, we will run out of funds in the April 2016 without additional capital and assuming revenues based on past performance during that period. If we fail to raise sufficient funds in this offering, investors may lose their entire cash investment.

Given that there is no minimum offering amount and we need to raise at least $60,000 to continue operations for the next twelve months, investors bear the complete risk of losing their entire investment if we are unable to raise enough proceeds from this offering to continue operations. If we are not able to raise the entire $240,000, we will have to limit or eliminate important expenditures, such as the purchase of certain materials and supplies for use in the manufacturing of our products, lease space costs, marketing activities and labor, which will hinder our ability to generate significant revenues and cause a delay in the implementation of our business plan. Moreover, the less money we are able to raise in this offering, the more the risk that you will lose your entire investment.

Risks Associated with Our Business Model

Our business may not prove to be a viable business model.

Our business model for distributing cosmetic products to wholesalers, retailers and over the Internet is unproven, and we have only recently launched our efforts to develop a business centered on this model. It is too early to predict whether consumers will accept, and use our products on a regular basis, in significant numbers. Our products may fail to attract significant numbers of consumers. If we are unable to successfully monetize our licensing agreement, we may not be able to generate sufficient revenues.

Because we may be unable to complete our development of our brands, manufacturing and commercialization of our products, we could face significantly harm to our business plans, prospects, results of operations and financial condition.

Commercializing our products depends on a number of factors, including but not limited to:

●	completion, refinement and management of our supply chain;

●	completion, refinement, and management of our distribution channels;

●	demonstration of efficiencies that will make our products attractively priced;

●	development of an adequate sales force and sales channels necessary to distribute our products and achieve our desired revenue goals; and

●	our dependency on third parties from whom we have licensed our products.

We cannot assure investors that the strategies we intend to employ will enable us to support the development of our brands, manufacturing and distribution of desirable cosmetic products. If we are unable to implement the necessary steps of our business plan, our prospects, results of operations and financial condition will suffer.

Additionally, we have entered into a licensing agreement with third parties under which the third parties are granting us permission to develop, market and distribute their products. We are therefore dependent on these third parties to perform under the terms of the license agreement and remain in business. If the licensing agreement is terminated, or these third parties do not perform as required or are no longer in business, our prospects, results of operations and financial condition could be materially adversely impacted.

Because we rely on third party manufacturers to make our products, we may be unable to effectively manufacture and distribute our products, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We intend to primarily use a related party manufacturer to manufacture our products, Colorcos Co. Ltd., who has been the exclusive manufacturer of 4U2 products since 2002. If we lose the services of our manufacturer, we may be unable to secure the services of replacement manufacturers. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

We will rely in part upon distribution partners and wholesalers and retailers to distribute and sell our products, and we may be adversely affected if those parties do not actively promote our products or pursue customers who would have a potential demand for our products.

We estimate that a significant portion of our revenue will come from sales to end consumers, retailers, distributors and resellers. These relationships have not been formalized in agreements, and may be subject to termination at any time. We cannot control the amount and timing of resources that our partners devote to activities on our behalf.

We intend to continue to seek strategic relationships to distribute and sell our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

Competitors could copy our business model and erode our brand recognition.

We employ a business model that could allow competitors to duplicate our products and services. We cannot assure you that our competitors will not attempt to copy our business model and that this will not erode our brand recognition and impair our ability to generate significant revenues.

Our operating results depend on our ability to compete with our existing competitors and with new competitors that may enter the cosmetic manufacturing and distribution market.

Our principal competitors consist of cosmetics manufacturers and distributors. These businesses compete with us in one or more service categories. Most of these potential competitors have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their services. We may also face increased competition due to the entry of new competitors. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which would have an adverse effect on our results of operations and financial position.

Our operating results depend on the popularity of our brands and product development.

We anticipate that substantially all of our revenues will be generated from the sale of products. The demand for cosmetic products is directly related to the popularity of the products uniqueness, usability, quality and popularity. If the popularity of our products decreases, sales of our products may be adversely affected. We cannot assure that the overall dollar volume of the cosmetic market will grow, or that it will not decline, in the future.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer our products that reflect current needs, are priced to meet consumer expectations, and anticipate, gauge and react to changing consumer demands in a timely manner. Our business is vulnerable to changes in consumer preferences. We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business. There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

If the market for cosmetic products does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.

We hope to achieve continued revenues from sales of our products. We cannot accurately predict, however, future growth rates or the size of the market for our products in the United States and Europe and other markets we engage in. Demand for our products may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of our products in the market depends on a number of factors, such as:

●	the cost, performance and appearance of our products and products offered by our competitors;

●	public perceptions regarding our products and the effectiveness and value of our products;

●	customer satisfaction with our products; and

●	marketing efforts and publicity regarding the needs for our product and the public demand for our product.

Even if our product gains wide market acceptance, we may not adequately address market requirements and may not be able to expand market acceptance. If our products do not achieve wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

In the event that we are unable to successfully compete in the cosmetics industry, we may not be able to achieve profitable operations.

We face substantial competition in the industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competitors. However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

●	Lower than projected revenues;

●	Price reductions and lower profit margins;

●	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Since 2002, consumer complaints for 4U2 have been negligible. All 4U2 products are registered by the Thai FDA under the ASEAN Cosmetics Directive which mirrors the EU Directive and is more stringent than US FDA regulation. However, defects may be found in our products. Any such defects could cause us to incur significant return and exchange costs and divert the attention of our personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed. ..

If we do not effectively implement measures to sell our products, we may not achieve sustained revenues and you will lose your entire investment.

We have been distributing cosmetics for a limited time and have not made any sales to date. We have no experience in providing direct sales and service. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. There can be no assurance that our focus or our plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we, or our industry, might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

We may be unable to establish and maintain all required disclosure controls and procedures and internal controls over financial reporting and meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, investor confidence and share value may be negatively impacted.

We will incur increased costs and our management will face increased demands as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We estimate that we will incur no less than $40,000 in these expenses on an annual basis to exist as a public company. Those expenses will be higher if our business volume and activity increases. Those obligations could diminish our ability to fund our operations and may prevent us from meeting our normal business obligations.

In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under applicable securities laws.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, the Dodd-Frank Act and related regulations implemented by the Securities and Exchange Commission are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and attract and retain qualified executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

Because we have two persons as our officers and directors that occupy all corporate positions, our internal controls may be inadequate and we may face negative consequences related to having them set their own salaries and making all of the decisions affecting our company.

Because we have only two officers and directors, Benjamin Ridding and Keith McCulloch may not adequately be able to administer our internal controls over disclosure or financial reporting. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Since we have only one officer and director, the controls can easily circumvented by our officers and directors which could result in adverse consequences to us.

In addition, he will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including setting his own salary and perquisites, using corporate assets and funds to the designs he feels best, and also the power to prevent or cause a change in control. As a result, our sole officer and director could establish a high salary in the future which will drain our capital and prevent us from operating. You will not be able to control the decisions he makes and you may find them in conflict with your personal designs for this business.

Because our officers and directors may face a conflict of interest with regards to some overlap in our merchandise with the merchandise offered by 4U2, we may face competition from our related party licensor and manufacturer.

As stated above, Mr. McCulloch, our officer and director also owns JJH with whom we have an exclusive distribution license agreement. While our business is orientated to a western audience, there is some overlap as we both sell cosmetic items. For instance, we sell and 4U2 sells blusher. However, we do not sell the same color palette. Because there is some overlap, our management faces a conflict of interest and our licensor/manufacturer is in competition with us for sales.

Risks Related To Legal Uncertainty

Our directors are residents of the United Kingdom and Thailand and investors may have difficulty enforcing any judgments against them within the United States.

Our directors, Mr. Benjamin Ridding and Mr. Keith McCulloch, are residents of the United Kingdom and Thailand respectively, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

The inability of JJH to protect our brand name and proprietary rights in the United States and foreign countries could materially adversely affect our business prospects and competitive position.

Our success depends on the ability of JJH to obtain and maintain branding and other proprietary-right protection in the United Stated and other countries. If JJH is unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights.

If we are the subject of future product defect or liability suits, our business will likely fail.

All 4U2 products are registered in Thailand and will be notified to the US FDA. In the course of our planned operations, we may become subject to legal actions based on a claim that our products are defective in workmanship or have caused personal or other injuries. We currently do not maintain liability insurance and we may not be able to obtain such coverage in the future or such coverage may not be adequate to cover all potential claims. Moreover, even if we are able to maintain sufficient insurance coverage in the future, any successful claim could significantly harm our business, financial condition and results of operations.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on operating our business without infringing the trademarks or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin the development, marketing and distribution of our products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required to pay damages and/or to obtain a license to continue to develop or market our products, in which case we may be required to pay substantial royalties. However, any such license may not be available on terms acceptable to us or at all. Ultimately, we could be prevented from commercializing a product or forced to cease some aspect of our business operations as a result of patent infringement claims, which would harm our business.

As an Emerging Growth Company under the Jobs Act, we are permitted to rely on exemptions from certain disclosures requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule

12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Prior to this offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering, or, if developed, be sustained. We anticipate that, upon completion of this offering, the common stock will be eligible for quotation on the OTC OTCQB. If for any reason, however, our securities are not eligible for initial or continued quotation on the OTC OTCQB or a public trading market does not develop, purchasers of the common stock may have difficulty selling their securities should they desire to do so and purchasers of our common stock may lose their entire investment if they are unable to sell our securities.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

●	innovations or new products and services by us or our competitors;
●	government regulation of our products and services;
●	the establishment of partnerships with other companies;
●	intellectual property disputes;
●	additions or departures of key personnel;
●	sales of our common stock
●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	loss of any strategic relationship;
●	industry developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

You should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We must raise at least 25% of the offering to pursue our business plan on a limited basis.

We have no alternative plan of operation if at least 25% of the shares offered herein are not sold. We plan to remain in business through third-party e-commerce sites or our website sales for as long as possible. Those investing in our common stock through this offering are taking substantial risk in that they may lose their entire investment if we do not sell at least 25% of the shares offered (See Use of Proceeds).

Investors purchasing common Stock prior to our 25% ($50,000 net after offering cost of $10,000) threshold of the offering may lose their entire investment.

We may fail and cease operations all together if 25% or $60,000 of common stock is not sold. Therefore, investors who purchase stock at the beginning of our offering are at greater risk of losing their entire investment than those investing after the 25% threshold is made.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

The offering has no escrow, and investor funds may be used on receipt. There is no escrow of any funds received by us in this offering, and any funds received may be used by us for any corporate purpose as the funds are received.

We intend to use the money raised in this offering as detailed in “Use of Proceeds” section of this prospectus. However, our management has the discretion to use the money as it sees fit, and may diverge from using the proceeds of this offering as explained herein. The use of proceeds may not be used to increase the value of your investment.

Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not be able to sell their stock should they desire to do so.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Because state securities laws may limit secondary trading, investors may be restricted as to the states in which they can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the OTC OTCQB, we will be required to remain current in our filings with the SEC and meet other obligations, the failure of which could risk us to removal from the quotation service.

There is no guarantee that our common stock will ever be quoted on the OTC OTCQB. However, in the event that our shares are quoted on the OTC OTCQB, we will be required to remain current in our filings with the SEC and, for eligibility on the OTCQB, we must maintain a stock price above $0.01 per share and pay annual dues. In the event that we become delinquent in these requirements, we may be relegated to an inferior quotation service or quotation of our common stock could be terminated. If our shares are not eligible for quotation on the OTC OTCQB, investors in our common stock may find it difficult to sell their shares.

Because purchasers in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock, you may experience difficulty recovering the value of your investment.

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering. The dilution experienced by investors in this offering will result in a net tangible book value per share that is less than the offering price of $0.03 per share. Such dilution may depress the value of the company’s common stock and make it more difficult to recover the value of your investment in a timely manner should you chose sell your shares.

Additionally, Keith McCulloch, who is a director and shareholder of the Company, has a right to receive additional shares at no additional cost to him to maintain his 10% ownership interest in the Company. The Company will issue Mr. McCulloch 1 share of common stock for each 10 shares of common stock sold in the offering. For example, if the Company issues all 8,000,000 shares in the offering, the Company will issue Mr. McCulloch 888,888 additional shares of common stock at no additional cost to Mr. McCulloch. The issuance of these additional shares will result in further dilution of investor’s shares.

If we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the company if and when additional shares of common stock are offered and sold. In the future, we may be required to seek additional equity funding in the form of private or public offerings of our common stock. In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted. This may, in turn, result in a substantial decrease in the per-share value of your common stock.

Because you will receive paper stock certificates for purchasing shares in this offering, some investors may find it difficult to liquidate their holdings.

Once you have purchased shares in this offering, we will issue you a paper stock certificate. It may be difficult depositing your paper stock certificates stock into your brokerage account. Many brokers restrict or deny paper certificate deposits. At the same time, most penny stocks are not eligible for electronic (DWAC or DRS) deposit through DTC, so you will not be able to electronically deposit your shares. As such, you may find it difficult to liquidate your shares in our company.

The failure to comply with governmental regulations could delay or limit the introduction of our proposed products and result in failure to achieve revenues or maintain ongoing business.

The distribution and marketing of our intended products are subject to regulation for safety by government authorities in the U.S. and abroad.

Any failure to comply with any applicable regulations could delay or the sale of our products which could have a material adverse effect on our Company.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and contract research organizations are on a study-by-study and project-by-project basis. Any contractor that we retain will be subject to FDA and foreign regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There is a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

We are exposed to product and clinical liability risks that could create a substantial financial burden should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of cosmetic products. In addition, the use, in our clinical trials, of pharmaceutical products that we or our current or potential collaborators may develop and then subsequently sell may cause us to bear a portion of or all product liability risks. While we intend to carry an insurance policy covering liability incurred in connection with such claims should they arise, there can be no assurance that we will be able to obtain insurance or that our insurance will be adequate to cover all situations. Moreover, there can be no assurance that such insurance if obtained, or additional insurance, if required, will be available in the future or, if available, will be available on commercially reasonable terms. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations.

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our proposed products, enter into relationships with third parties or develop a direct sales organization.

We have not established marketing, sales or distribution capabilities for our proposed products. Until such time as our proposed products are further along in the development process, we will not devote any meaningful time and resources to this effort. At the appropriate time, we will determine whether we will develop our own sales and marketing capabilities or enter into agreements with third parties to sell our products. We have limited experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we may incur substantial additional expenses in developing, training and managing such an organization. We may be unable to build a sales force on a cost-effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

If we choose to enter into agreements with third parties to sell our proposed products, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

We may be unable to engage qualified distributors. Even if engaged, these distributors may:

●	fail to adequately market our products;

●	fail to satisfy financial or contractual obligations to us;

●	offer, design, manufacture or promote competing products; or

●	cease operations with little or no notice.

If we fail to develop sales, marketing and distribution channels, we would experience delays in product sales and incur increased costs, which would have a material adverse effect on our business, prospects, financial condition, and results of operation.

If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We will rely on trademark protection and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us. We cannot guarantee you that we will be successful in defending challenges made in connection with our trademarks and any future trademark applications. In addition to our trademarks and any future trademark applications, we will rely on contractual restrictions to protect our proprietary technology. We will require our employees and third parties to sign confidentiality agreements and employees to also sign agreements assigning to us all intellectual property arising from their work for us. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

We have generated losses to date and have limited working capital. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. The report of our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report included herein. If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

We have had operating losses since inception, and we currently are not profitable; and we may never achieve profitability.

For the fiscal year ended September 30, 2015, we had an accumulated deficit of $11,539. For the six months to March 31, 2016, we had a net loss of $61,779 and an accumulated deficit of $74,494. We have had and we expect to continue to have losses in the near term and have relied and will rely on capital funding to support our operations in the near future. To date, such capital funding has been limited in amount. Because we are at the development stage of our products, we do not expect that they will generate revenues sufficient to cover the costs of our operations in the nearer and medium term. We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends and, consequently, the only opportunity for investors to achieve a return on their investment is if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Capital Market Risks

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are currently authorized to issue 150,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price should the purchase price of our common stock decrease.

In addition, we anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

We may be unable to list our common stock on NASDAQ or on any securities exchange.

Although we may apply to list our common stock on NASDAQ or the NYSE MKT in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. If our common stock begins trading, until such time as we would qualify for listing on NASDAQ, the NYSE MKT or another trading venue, our common stock would trade on OTC Markets or OTC Bulletin Board or another over-the-counter quotation system where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors. Consequently, if our common stock begins trading, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.

There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

We do not intend to pay dividends on any investment in the shares of stock of our company and any gain on an investment in our company will need to come through an increase in our stock’s price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Corporate and Other Risks

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

We are dependent for our success on a few key individuals.

Our success depends on the skills, experience and performance of key members of our management team. Each of those individuals may voluntarily terminate his relationship with the Company at any time. Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We do not maintain a key man insurance policy on any of our executive officers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to obtain additional financing;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the success and timing of our preclinical studies and clinical trials;

●	our ability to obtain and maintain regulatory approval of the product candidates we may develop, and the labeling under any approval we may obtain;

●	regulatory developments in the United States and other countries;

●	the performance of third-party manufacturers;

●	our plans to develop and commercialize our product candidates;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	the successful development of our sales and marketing capabilities;

●	the potential markets for our product candidates and our ability to serve those markets;

●	the rate and degree of market acceptance of any future products;

●	the success of competing drugs that are or become available; and

●	the loss of key scientific or management personnel.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Use of Proceeds

The net proceeds to us from the sale of up to 8,000,000 shares of common stock offered at a public offering price of $0.03 per share will vary depending upon the total number of shares sold. The following table summarizes, in order of priority the anticipated application of the proceeds we will receive from this offering if the maximum number of shares is sold:

	Amount Assuming Maximum Offering	Percent of Maximum
GROSS OFFERING	$240,000	100%
Commission[1]	$—	0%
Offering Expenses	$10,000	4%
Net Proceeds	$230,000	96%
USE OF NET PROCEEDS
Advertising and marketing2	$105,000	47%
Facility, Inventory and Equipment3	$100,000	43%
Legal and accounting4	$25,000	11%
TOTAL APPLICATION OF NET PROCEEDS	$230,000	100.0%

1 Commissions: Shares will be offered and sold by us without special compensation or other remuneration for such efforts. We do not plan to enter into agreements with finders or securities broker-dealers whereby the finders or broker-dealers would be involved in the sale of the Shares to the investors. Shares will be sold directly by us, and no fee or commission will be paid. However, we reserve the right to utilize the services of licensed broker/dealers and compensate these broker/dealers with a commission not to exceed 10% of the proceeds raised.

2 Advertising and marketing: We intend to use approximately $105,000 of the net proceeds of this offering to develop our e-commerce website, expenses related to marketing and advertising, promotional brochures, bloggers, camera, radio and print advertising, and similar expenses.

3 Facility, Materials and Equipment: We intend to use approximately $100,000 of the net proceeds of this offering to lease warehouse space, purchase inventories and equipment for use in the distribution of our products (including the purchase of an integrated inventory control system).

4 Legal and accounting: A portion of the proceeds will be used to pay legal, accounting, and related compliance costs.

In the event that less than the maximum number of shares is sold we anticipate application of the proceeds we will receive from this offering, in order of priority, will be as follows:

	Amount Assuming 75% of Offering	Percent	Amount Assuming 50% of Offering	Percent	Amount Assuming 25% of Offering	Percent
GROSS OFFERING	$180,000	100%	$120,000	100%	$60,000	100%
Commission	$—	0.0%	$—	0%	$—	0%
Offering Expenses	$10,000	6%	$10,000	8%	$10,000	17%
Net Proceeds	$170,000	94%	$110,000	92%	$50,000	83%
USE OF NET PROCEEDS
Advertising and marketing	$75,000	44%	$40,000	36%	$12,500	25%
Facility, Inventory and
Equipment	$70,000	29%	$40,000	36%	$12,500	25%
Legal and accounting	$25,000	15%	$25,000	23%	$25,000	50%
TOTAL APPLICATION
OF NET PROCEEDS	$170,000	100.0%	$110,000	100.0%	$50,000	100.0%

Determination of Offering Price

The $0.03 per share offering price of our common stock was arbitrarily chosen by management. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Dilution

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the public offering price.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.

Additionally, Keith McCulloch, who is a director and shareholder of the Company, has a right to receive additional shares at no additional cost to him to maintain his 10% ownership interest in the Company. The Company will issue Mr. McCulloch 1 .11111 share of common stock for each 10 shares of common stock sold in the offering. For example, if the Company issues all 8,000,000 shares in the offering, the Company will issue Mr. McCulloch 888,888 additional shares of common stock at no additional cost to Mr. McCulloch.

Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2016, the net tangible book value of our shares was negative $54,050 or approximately $0 per share. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2016.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering other than that resulting from the sale of 8,000,000 shares and receipt of total proceeds of $240,000 minus the estimated offering expenses of $10,000 resulting in net proceeds of $230,000, the net tangible book value of the 13,333,333 shares to be outstanding will be $1 7 5,950, or approximately $0.0 1320 per Share. This also represents the increase in net tangible book value per share attributable to cash payments from purchasers of the shares offered as the net book value of our shares as of March 31, 2016 was approximately $0 per share.

Accordingly, the net tangible book value of the shares held by our existing stockholders (4,444,444 shares plus the additional 888,888 shares to be issued to Keith McCulloch) will increa se by $0.0 2 52 per share without any additional investment on their part. This increa se is calculated by adding the net tangible book value after the offering per share of $0.01320 to the net book value per share as at March 31, 2016 ($0.012). The purchasers of shares in this offering will therefore incur immediate dilution (a reduction in the net tangible book value per share) from the offering price of $0.03 per share. The dilution will be $0.0 168 per share, which is calculated by deducting the net tangible book value after the offering per share of $0.0 1320 from the offering price of $0.03.

The following table illustrates the per share dilution to the new investors and does not give any effect to the results of any operations subsequent to March 31, 2016. The following table shows the per share dilution assuming that 25%, 50%, 75% and 100%, respectively, of the primary Offering by the Company is sold.

		25%	50%	75%	100%
Price Paid per Share by Existing Shareholders		$0.005	$0.005	$0.005	$0.005
Public Offering Price per Share		$0.03	$0.03	$0.03	$0.03
Net Tangible Book Value Prior to this Offering		$(54,050)	$(54,050)	$(54,050)	$(54,050)
Net Tangible Book Value After this Offering	$	(3,450)	$60 ,950	$118,4 50	$1 7 5,950
Increase in Net Tangible Book Value per Share Attributable to cash payments from purchasers of the shares offered		$0.000 5	$0.00 69	$0.0 107	$0.0 132
Immediate Dilution per Share to New Investors		$0.0 295	$0.02 31	$0.0 193	$0.0 168

The following table sets forth as of March 31, 2016, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase the maximum offering, assuming a purchase price in this offering of $0.03 per share of common stock.

	Number	Percent	Amount
Existing Stockholders	4,444,444	33.3%	$20,000
New Investors	8,000,000	60.0%	$240,000
Additional Shares to Keith McCulloch	888,888	6.7%	$0
Total	13,333,333	100%	$260,000

Plan Of Distribution, Terms Of The Offering

There Is No Current Market for Our Shares of Common Stock

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. After the effective date of the registration statement of which this prospectus forms a part, we intend to have a market maker file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC OTCQB. We currently have no market maker who is willing to list quotations for our stock. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTCQB is maintained by OTC Market Group, Inc. The securities traded on the OTCQB are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC OTCQB, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 8,000,000 shares of common stock. The offering price is $0.03 per share. The offering will be for nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 8,000,000 shares. There are no specific events which might trigger our decision to terminate the offering.

The Company’s officers and directors intend to sell the shares to pre-existing contacts which they have. The Company’s officers and directors do not intend to purchase any shares in the offering. The shares are being offered by us on a “best efforts” basis and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and “good funds” are received in our account.

If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

1.	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and

2.	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	They are not, at the time of their participation, an associated person of a broker- dealer; and

4.	They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3(a)4-1 of the

Exchange Act.

As our officers and director will sell the shares being offered pursuant to this offering, Regulation M prohibits the Company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

Offering Period and Expiration Date

This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission, and continue for a period of nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 8,000,000 shares. There are no specific events which might trigger our decision to terminate the offering.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must deliver a check or certified funds for acceptance or rejection. The minimum investment amount for a single investor is $600 for 20,000 shares. Subscriptions for less than the minimum investment will automatically be rejected. All checks for subscriptions must be made payable to “Global Cosmetics, Inc.”

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Description of Securities

Our authorized capital stock consists of 150,000,000 shares of common stock, with a par value of $0.001 per share. As of March 31, 2016, there were 4,444,444 shares of our common stock issued and outstanding. Our shares are currently held by two (2) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Harrison Law, P.A. our independent legal counsel, has provided an opinion on the validity of our common stock.

Anton & Chia Certified Public Accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Anton & Chia Certified Public Accountants have presented their report with respect to our audited financial statements. The report of Anton & Chia Certified Public Accountants is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

Company Overview

We were incorporated as Global Cosmetics, Inc. on September 17, 2015 in the State of Nevada for the purpose of marketing, supply and distribution of cosmetics products to customers.

We specialize in developing, marketing and distributing cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

The Company has entered into a licensing agreement with Colorcos Company Limited (“Colorcos”), Bel-Air Cosmetics Corp. (“Bel-Air Cosmetics”), and J J Holand Limited (“JJH”). The licensing agreement provides that (i) JJH has granted the Company the exclusive user and exclusive importation and distribution rights for the FOR YOU TOO/4U2 trademark and designs of JJH in the territories of North America, Europe and Australasia; (ii) the Company has granted to Colorcos the exclusive supply rights for the cosmetics and personal care products bearing the JJH Trademarks (and subject to the ability of Colorcos to fulfill the supply requirements); and (iii) JJH and Bel-Air Cosmetics shall develop new products and make such products available to the Company for evaluation. The license agreement provides that the parties shall negotiate and agree upon pricing for the products.

JJH is owned by Keith McCulloch, who is a Company officer, director and shareholder. JJH is the owner of all intellectual property related to the 4U2 cosmetic product line. JJH has an exclusive development agreement with Bel-Air Cosmetics Corp for new product development, product formulations and product designs. Under this agreement, Bel-Air Cosmetics requires the following legend to be printed on all 4U2 products: “Manufactured under license from Bel-Air Cosmetics USA”. This legend will also be place on all products distributed by the Company which are licensed from Colorcos.

The Company is dependent upon JJH and Bel-Air Cosmetics to develop any new products to be distributed by the Company, and is dependent upon Colorcos to supply the cosmetic products to be distributed by the Company (subject to Colorcos’ ability to meet the Company’s supply requirements). The Company does not intend to distribute any cosmetic products other than the 4U2 branded products which are the subject to the license agreement.

The product line licensed to the Company is an established brand which has produced approximately $2.5 million in revenues for Bel-Air Cosmetic’s retailers and distributors during the period January 1, 2016 to June 30, 3016, and is expected to produce at least another $2.5 million during the remaining period of 2016.

Products We Will Distribute

We intend to distribute and sell the 4U2 Cosmetics product line, which consists of facial cosmetics marketed at the teen-to-twenty-something segment of the market. This market uses cosmetics to either stand out and rebel or be subtle and discreet in the way they choose to wear make up products. The company tag line “speak for yourself’ is a statement of empowerment giving the women the choice to be whoever they want to be. The 4U2 Cosmetics product range reflects this and has a wide range of colors available to suit all skin types and tones.

The product line currently consists of 4U2 branded Lipaholic (creamy moisturizing lipstick), My Secret (matt long lasting lipstick), Eyeshadow & Blush (eye shadow, matt blusher, shimmer blush and sparkling blush), Glow, Shade and Highlight (for use in contouring), This and That (can be used as blusher, shadow and highlighting), DYF9 glossy eye liner, matt eye liner, mascara, STYX (eye liner pencil), DFY9 Eye Shadow Base, DFY9 eye brow powder, high definition eye brow liner, eyebrow mascara, Celebrity (foundation powder, BB cream, liquid foundation, make up base, BB powder and facial mild make up remover).

The Lipaholic range is 4U2’s leading product and is a colorful, young, fun, high energy product. The name Lipaholic gives the impression the product is a must have. My Secret lipstick is aimed for a more mature consumer. The DFY9 range of products are eye and eyebrow liners. This area of the market is conscious of using products that may lead to out breaks in skin conditions such as acne. The end use and purpose of our product range is to deliver beauty to the end consumer.

We intend to use Lipaholic as the main product to initially draw people to the website. By stocking a large range of products we intend to increase sales by having promotions and offering free postage on a minimum purchase amount. The products are all manufactured by Colorcos Co Ltd., exclusively in Bangkok, Thailand under Thai FDA, GMP and ISO accreditation, using only cosmetic grade products from Thai FDA accredited suppliers and using modern equipment from South Korea. The 4U2 product range is constantly changing to meet the needs of its core consumers. In 2016 4U2 will launch over 50 new product variants.

Market Analysis

Our Chairman and Director Keith McCulloch is the creator of the of 4U2 c osmetics product line . He has successfully marketed, developed and retailed the 4U2 brand in multiple countries, mainly in SE Asia.

We consider both cosmetics brands and manufacturers to be our competition. Our products are of a high quality but are competitively priced. We offer customers significant saving compared to large mainstream brands. Being smaller than our large competitors means we are able to react quickly to trends, fashions and other influences in product design and marketing. 4U2 Cosmetics are constantly developing their product line with new products being launched frequently. Our most popular lipstick retails for $5 USD where similar products are priced anywhere from $10 to $35.

4U2 Cosmetics incorporate the dynamic, celebrity, West Coast, Southern California, USA lifestyle with the use of bold colors, fun marketing materials, quality products and competitive pricing. Whether users want to play it safe or stand out the 4U2 Cosmetics range enables the end user to be whoever they want to be and to speak for themselves.

The cosmetics market can be split into 4 segments. Our products are aimed at the segment of the market where perceptions of beauty are still being formed. Ideas of beauty are changing and an individual's own identity is being discovered by experimenting with different beauty products and ideas. Ideas are influenced by messages from peers, media, celebrities and music icons.

We currently outsource the production of our cosmetics to our manufacturer, Colorcos Co. Ltd., which is GMP and ISO certified, located in Thailand. We have a written agreement with Colorcos Co. Ltd to manufacture our products as described in section 2 of the License Agreement. Our arrangement with our manufacturer to acquire inventory is as follows:

1.	Colorcos have an exclusive supply rights for our current products, subject to the ability of Colorcos to fulfill the supply requirements of the Company.

2.	Colorcos must provide the Company with written and approved purchase orders at the agreed prices at regular intervals to ensure that inventories of products in its warehouse and at stores are adequate (minimum of three months of anticipated sales) to meet anticipated demand and to avoid any out-of-stock situations.

3.	Products shall be shipped as agreed with the Company.

4.	Title to the Products shall pass to the Company ex-Colorcos factory.

5.	To manufacture and ship Company orders for Products expeditiously and to agreed specifications and quality standards.

6.	To maintain order fulfillment information and export documentation as reasonably required with the Company at all times.

7.	To extend to the Company concessionary free goods or other pricing and promotional arrangements for at least the first year of this Agreement and to maintain prices and initial concessionary arrangements for one year, subject to the exchange rate fluctuations.

8.	To maintain strict cost control to ensure that Products are priced competitively and to provide Products at a cost which is no higher than the cost provided to any other Colorcos customer.

9.	To send all new line Products to the Company for evaluation and testing free of charge.

It is our present intention to develop our relationship with Colorcos Co. Ltd., and use them for manufacturing, packaging and shipping our products to customers.

Marketing

We recognize the critical importance of marketing. We will require a properly designed and executed marketing plan to ensure market penetration and business success.

Our marketing plan is intended to include the use of beauty bloggers in reviewing and promotion of products. The Company entered into a service agreement with a third party contractor to create content and copy for the website and to assist the Company with social media, bloggers and press releases. This is where we believe our customers will go to find advice, reviews and recommendations on which products to purchase. Through our own social media avenues on platforms such as Facebook, Instagram, YouTube and Twitter, we expect to be able to communicate with influencers and increase our website traffic and online sales. In Thailand, 4U2 has over 100,000 likes on Facebook and this universe is growing. The Company entered into an agreement with a third party contractor to develop and launch our website. W e plan to make our website accessible in English, Spanish and other European languages as our distribution network expands.

We would like to create sponsored advertisements to reach our potential customers across all social media avenues. This should allow us to target specific geographical areas and measure our return on investment through sales and post clicks.

As our Company grows, we plan to attend trade shows in Europe, USA and Australia to help us reach potential distributors, recruit brand influencers, ambassadors, increase sales and generate brand awareness.

There are also a number of publications that we would like to advertise in, such publications are common place in the UK, Europe and the United States and would therefore be a more strategic and cost effective marketing approach.

As our company grows, we plan to obtain a retail space in which customers can see and purchase our products. We believe this will give us another point of sale and increased credibility as a distributor and retailer. We aim to launch an eco-friendly marketing campaign that will allow us to tell our story and showcase the products in our ranges. To successfully penetrate the US market management feels a brand ambassador such as a musician, established beauty blogger or an easily recognizable person that would affiliate his or her self with the brand would give credibility and increase sales in the US.

Sales Strategy

We aim to develop sales initially through our e-commerce website, retailers and wholesalers of cosmetic products. The strategy is anticipated to begin with generating demand in the United Kingdom before branching out to Europe and the United States. As the reach of our sales grows, more funding will be directed to marketing and sales strategy.

Under the direction of the executive management, we may target larger events, organizations or businesses to highlight the beneficial features our products could bring to these companies.

There are also a number of business-to-business websites that we would like to advertise our products. Interest in these areas may give rise to orders and sales as the people interested tend to relate to medium to large sized businesses.

Our Website

Our plan is to position Global Cosmetics, Inc. as a leading global developer, marketer, distributor and retailer of cosmetic and beauty products for purchase and consumption by retailers, wholesalers and end consumers. Currently, we have limited access to a world market due to the lack of funding that such a drive would require. We have designed and researched a strategy for this but have limited funds to introduce it. With the growth that we are planning we hope to focus more on this.

The Company entered into an agreement with a third party contractor to develop and launch our website. We plan to make our website accessible in English, Spanish and other European languages as our distribution network expands. We are confident that development of our site will result in increased sales and profits. Our vision is to create our own Company website that will become an integral part of our marketing, inventory control, sales and daily operations.

Competition

The cosmetic and beauty industry is an extremely large, fragmented and highly competitive global market. The largest competitors include international, national and regional manufacturers with their own retail outlets, specialty retailers, mass merchants and internet-based retailers. Due to the breadth of our merchandise, it is difficult to identify companies that compete with us in every product category. We generally compete with individual, often owner-operated cosmetic specialists in each of the markets that we operate as well as broadly merchandised department stores and certain specialty stores. In particular we have identified NYX cosmetics (www.nyxcosmetics.com) and Wet n Wild (www.wetnwildbeauty.com) to be the main competitors for the 4U2 brand. We may face new competitors and increased competition from existing competitors as we expand into new markets and increase our presence in existing markets.

We believe that our competitive advantage is currently in two parts: first, our cost effectiveness (price of one lipstick $5) is priced very competitively against our competitors ($10 approximately for a lipstick of comparable quality) with an industry average gross profit margin on each unit; and second, our ability to change our product range quickly to keep on trend in the market place with current fashions. A further competitive advantage that we hope to develop is our brand name and e-commerce website.

Regulation and Legislation

The Company is not required to obtain government approval from any of the governments in which it intends to distribute the products. All products will be manufactured to ISO (International Standard Organization) standards which are intended to conforms to all requirements for distribution of cosmetics in North America, Australia, New Zealand and Europe. In the United States, cosmetic products and ingredients are not subject to premarket approval by the Food and Drug Administration, with the exception of color additives. However, products must be safe for consumers under labeled or customary conditions of use, and they must be properly labeled. Color additives must be approved for the intended use and in certain cases must be from batches certified by the FDA. The manufacturer of our products will be responsible for ensuring that their products are in compliance with United States law.

We are subject to the general rules and regulations governing the operation of a business such as labor and employment laws, laws governing advertising and promotions, privacy laws, product and other safety regulations, consumer protection regulations, environmental requirements and other laws that regulate retailers and govern the promotion and sale of merchandise and the operation of retail facilities. We believe that we are in compliance with applicable laws in all material respects.

Employees

We presently employ Benjamin Ridding, as our President, CEO, Secretary, Treasurer and Director, and Keith McCulloch, as our Chairman, Director. Mr. Ridding presently dedicates approximately 40 hours per week on our business while Mr. McCulloch also dedicates approximately 15 hours per week on our business .

Related party disclosure

On November 20, 2015, the Company entered into an Agreement (the ‘Licensing Agreement”) with Colorcos Company Limited (“Colorcos”), Bel-Air Cosmetics Corp. (“Bel-Air Cosmetics”), and J J Holand Limited (“JJH”). The Licensing Agreement provides that (i) JJH has granted the Company the exclusive user and exclusive importation and distribution rights for the FOR YOU TOO/4U2 trademark and designs of JJH in the territories of North America, Europe and Australasia; (ii) the Company has granted to Colorcos the exclusive supply rights for the cosmetics and personal care products bearing the JJH Trademarks (and subject to the ability of Colorcos to fulfill the supply requirements); and (iii) JJH and Bel-Air shall develop new products and make such products available to the Company for evaluation. The License Agreement provides that the parties shall negotiate and agree upon pricing for the products.

The License Agreement also provides that after the commencement of the first renewal period of the License Agreement, the Company will be granted a 50% beneficial ownership of the 4U2 trademarks that are registered in the territory, with JJH owning the other 50%. The trademark registrations will remain in JJH’s ownership on the various registers and JJH will remain responsible for the management and continued existence of the various trademarks. In the event that the trademarks are sold, each party will be entitled to 50% of the net purchase proceeds from the sale.

The term of the License Agreement is five years, with automatic renewal for additional periods of five years, unless one party provides 6 months prior written notice to the other party of termination. The License Agreement may also be terminated due to the material breach by the other party, and may be terminated by Bel-Air, Colorcos and JJH in the event the Company does not purchase a minimum amount of products during the term as follows: US $50,000 during the first 12 months; US $150,000 during the second 12 months; and $250,000 during the third 12 months. The License Agreement also contains certain representations, warranties, indemnity obligations and rights of termination.

The foregoing is only a brief description of the material terms of the License Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the License Agreement which is filed as an exhibit to this Form S-1.

JJH is owned by Keith McCulloch, who is also an officer, director (Chairman) and shareholder of the Company. The Company issued 444,444 shares of Company common stock to Mr. McCulloch under the terms of the License Agreement. The License Agreement also provides that Mr. McCulloch has a right to receive additional shares at no additional cost to him to maintain his 10% ownership interest in the Company. JJH owns 100% of Bel-Air Cosmetics.

Description of Property

We do not own any real property. We maintain our corporate office at Pavilion 96, Kensington High Street

Kensington, London, W8 4SG.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have one (2) holder of record of our common stock.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144. In general, Rule 144 as currently in effect permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

(1)	one percent of the total number of shares of our common stock outstanding; or

(2)	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

(1)	we would not be able to pay our debts as they become due in the usual course of business, or;

(2)	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Financial Statements

Index to Financial Statements:

Financial Statements:

F-1	Consolidated Balance Sheets at March 31, 2016 (unaudited) and September 30, 2015; (audited)

F-2	Consolidated Statements of Comprehensive Loss for the three and six months ended March 31, 2016; (unaudited)

F-3	Consolidated Statements of Cash Flows for the six months ended March 31, 2016; (unaudited)

F-4	Notes to Consolidated Financial Statements;

F-7	Report of Independent Registered Public Accounting Firm

F-8	Consolidated Balance Sheets at September 30, 2015;

F-9	Consolidated Statement of Operations for the period from September 17, 2015 to September 30, 2015;

F-10	Statement of Stockholders’ Deficit as of September 30, 2015;

F-11	Consolidated Statement of Cash Flows for the period from September 17, 2015 to September 30, 2015;

F-12	Notes to Consolidated Financial Statements;

Global Cosmetics, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	September 30, 2015
ASSETS
Current Assets
Cash	3,061	—
Total Current Assets	3,061	—

TOTAL ASSETS	$3,061	—

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Current Liabilities
Accounts payable	8,878	—
Advances from related party	48,233	11,539
Total Current Liabilities	57,111	11,539

Stockholders' Deficit
Common stock, $0.001 par value, 150,000,000 shares authorized; 4,000,000 and 4,444,444 shares issued and outstanding as of March 31, 2016 and September 30, 2015, respectively	4,444	4,000
Additional paid-in capital	16,000	16,000
Accumulated deficit	(74,494)	(11,539)
Stock Subscription Receiveable	—	(20,000)
Total Stockholders' Deficit	(54,050)	(11,539)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,061	—

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Consolidated Statements of Comprehensive Loss

	Three Months Ended March 31, 2016	Six Months Ended March 31, 2016

Revenues	$—	$—

Cost of Revenue	—	—

Gross Profit	—	—

Operating Expenses
General and administrative expenses	21,404	46,225
Professional Fees	9,648	15,554
Total Operating Expenses	31,052	61,779

Loss before Provision for Income Taxes	(31,052)	(61,779)

Provision for Income Taxes	—	—

Net Loss	$(31,052)	$(61,779)

Other Comprehensive Income/(Loss)
Foreign currency translation adjustment	(1,198)	(1,175)
Total Comprehensive Loss	(32,249)	(62,955)

Net Loss per Share: Basic and Diluted	$—	$—

Weighted Average Number of Shares Outstanding: Basic and Diluted	4,444,444	4,323,022

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Consolidated Statement of Cash Flows

Six Months Eneded March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(61,779)
Adjustments to reconcile net loss to net cash used in operating activities	—
Changes in:
Accounts payable	8,878
Net cash used in operating activities	(52,901)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	—
Net cash used in investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (repayment to) Director	36,694
Proceeds from sale of common stock	20,000
Net cash provided by/(used in) financing activities	56,694

Effect of exchange rate changes on cash	(732)

Changes in cash during the period	3,061

Cash at beginning of period	—

Cash at end of period	$3,061

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$—
Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Notes to the Consolidated Financial Statements

NOTE 1 – ORGANIZATION, DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

Global Cosmetics, Inc. was incorporated on September 17, 2015 in the State of Nevada for the purpose of developing, marketing and distributing cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The company was incorporated, for the purpose of developing, marketing and distributing cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

The consolidated financial statements include the financial statements of Global Cosmetics, Inc., and its wholly-owned subsidiary Global Cosmetics Ltd. All significant inter-company balances and transactions have been eliminated upon consolidation.

The Company has elected September 30 as its fiscal year end.

Basis of presentation

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes.

Earnings (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue for sales in accordance with ASC 605-10 when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, prices are fixed or determinable, and collectability is reasonably assured.

Revenue is recognized for sales transacted when the customer receives and pays for the merchandise at the register. For sales where we ship the merchandise to the customer revenue is recognized at the time the customer receives the product. Amounts related to shipping and handling that are billed to customers are recorded in net sales, and the related costs are recorded in cost of goods sold in the Consolidated Statement of Operations. Revenues are presented net of estimated returns and any taxes collected from customers and remitted to governmental authorities.

Classification of Expenses

Cost of goods sold and occupancy expenses include the following:

●	the cost of merchandise;
●	inventory shortage and valuation adjustments;
●	freight charges;
●	shipping and handling costs;
●	costs associated with our sourcing operations, including payroll and related benefits;
●	production costs;
●	insurance costs related to merchandise; and
●	rent, occupancy, depreciation, and amortization related to our store operations, distribution centers, and certain corporate functions

Inventory

The Company does not currently hold any inventory. We do have a commitment to buy $437,552 of inventory over the next 3 years under the terms of our licensing agreement.

Income Taxes

The Company accounts for its income taxes in accordance with ASC No. 740, “Income Taxes”. Under Statement 740, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Depreciation, Amortization and Capitalization

Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives (3-7 years). Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the residual balance method over their estimated useful lives (15 years). Amortization of our website is calculated by the residual balance method over their estimated useful lives (5 years). Historical costs are reviewed and evaluated for the net realizable value of the assets. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of long-lived assets existed at March 31, 2016.

Long-lived assets such as property and equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Foreign Currency Translation

The functional currency of the Company is Great British Pounds (GBP). Assets and liabilities of our operations are translated into United States dollar equivalents using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates during each period. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in common shareholders’ equity. These amounts were immaterial at March 31, 2016. Foreign currency transaction gains and losses are included in other comprehensive income/(loss) and totaled $1,175 for the six months ended March 31, 2016.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 3 - PROVISION FOR INCOME TAXES

For six months ended March 31, 2016, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax assets generated by the loss carry-forwards has been fully reserved. The cumulative net operating loss carry-forward is approximately $74,494 at March 31, 2016, and will expire beginning in the year 2035.

The provision for Federal income tax consists of the following for the six months ended March 31, 2016:

2016
Federal income tax benefit attributable to:

Current operations	$74,494
Less: valuation allowance	(74,494)
Net provision for Federal income taxes	$—

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows at March 31, 2016:

2016
Deferred tax asset attributable to:
Net operating loss carryover	$25,328
Valuation allowance	(25,328)
Net deferred tax asset	$—

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

The Company is not presently involved in any litigation.

The Company neither owns nor leases any real or personal property.

NOTE 5 - GOING CONCERN

As set forth on the Company’s balance sheet, its assets total $3,061. This amount does not provide adequate working capital for the Company to successfully operate its business and to service its debt. Expenses incurred to the date of this prospectus are being recorded on the Company’s books as they occur. This raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital. Management believes that the Company will be able to operate for the coming year by obtaining additional loans from Mr. Ridding and from equity funding, via proceeds raised from the offering set forth in this prospectus. However there can be no assurances that management’s plans to complete this offing will be successful , and there is no agreement, commitment or understanding by Mr. Ridding to provide any additional loans to the Company .

NOTE 6 - SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

As of March 31, 2016, the balance of the amounts due from the director was $48,233. The amounts loaned to and from the director were unsecured, non-interest bearing, and had no specific terms of repayment . The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

On September 17, 2015, the Company’s founder, President and CEO, Benjamin Ridding, acquired 4,000,000 common shares, at a price of $0.005 per share for cash.

On November 20, 2015, the Company entered into an Agreement (the ‘Licensing Agreement”) with Colorcos Company Limited (“Colorcos”), Bel-Air Cosmetics Corp. (“Bel-Air Cosmetics”), and J J Holand Limited (“JJH”). The Licensing Agreement provides that (i) JJH has granted the Company the exclusive user and exclusive importation and distribution rights for the FOR YOU TOO/4U2 trademark and designs of JJH in the territories of North America, Europe and Australasia; (ii) the Company has granted to Colorcos the exclusive supply rights for the cosmetics and personal care products bearing the JJH Trademarks (and subject to the ability of Colorcos to fulfill the supply requirements); and (iii) JJH and Bel-Air shall develop new products and make such products available to the Company for evaluation. The License Agreement provides that the parties shall negotiate and agree upon pricing for the products.

The License Agreement also provides that after the commencement of the first renewal period of the License Agreement, the Company will be granted a 50% beneficial ownership of the 4U2 trademarks that are registered in the territory, with JJH owning the other 50%. The trademark registrations will remain in JJH’s ownership on the various registers and JJH will remain responsible for the management and continued existence of the various trademarks. In the event that the trademarks are sold, each party will be entitled to 50% of the net purchase proceeds from the sale.

The term of the License Agreement is five years, with automatic renewal for additional periods of five years, unless one party provides 6 months prior written notice to the other party of termination. The License Agreement may also be terminated due to the material breach by the other party, and may be terminated by Bel-Air, Colorcos and JJH in the event the Company does not purchased a minimum amount of products during the term as follows: US $50,000 during the first 12 months; US $150,000 during the second 12 months; and $250,000 during the third 12 months. The License Agreement also contains certain representations, warranties, indemnity obligations and rights of termination.

The foregoing is only a brief description of the material terms of the License Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the License Agreement which is filed as an exhibit to this Form S-1.

JJH is owned by Keith McCulloch, who is also a director (Chairman of the Board) of the Company. The Company issued 444,444 shares of Company common stock to Mr. McCulloch under the terms of the License Agreement. The License Agreement also provides that Mr. McCulloch has a right to receive additional shares at no additional cost to him to maintain his 10% ownership interest in the Company. JJH owns 100% of Bel-Air Cosmetics.

NOTE 7 – CAPITAL STOCK

The Company was incorporated on September 17, 2015 in Nevada with authorized capital of 150,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

On September 17, 2015, the Company issued 4,000,000 shares of common stock to our founder for cash proceeds of $20,000.

On November 20, 2015, the Company issued 444,444 shares of common stock under the terms of the Licensing Agreement.

There were 4,444,444 shares of common stock issued and outstanding at March 31, 2016. There were no shares of preferred stock issued and outstanding at March 31, 2016.

NOTE 8 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to March 31, 2016 through April 22, 2016 (the date which the financial statements were issued) , and has determined that it does not have any material subsequent events to disclose in these financial statements.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Global Cosmetics, Inc.:

We consent to the inclusion in the foregoing Form S-1/A, Amendment No. 1, of Global Cosmetics, Inc. (the “Company”) of our report dated April 14, 2016 relating to our audit of the consolidated balance sheet of Global Cosmetics, Inc. as of September 30, 2015 and the related statement of operations, stockholders' deficit and cash flows for the period from inception, September 17, 2015 to September 30, 2015. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

July 29, 2016

Global Cosmetics, Inc.

Consolidated Balance Sheets

ASSETS	September 30, 2015
Current Assets	—
Total Current Assets	—
Fixed Assets	—
Total Fixed Assets	—
TOTAL ASSETS	$—
LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Current Liabilities
Advances from related party	11,539
Total Current Liabilities	11,539
Total Liabilities	11,539

Stockholders' Deficit
Common stock, $0.001 par value, 150,000,000 shares authorized; 4,000,000 shares issued and outstanding as of September 30, 2015	4,000
Additional paid-in capital	16,000
Accumulated deficit	(11,539)
Stock Subscription Receivable	(20,000)
Total Stockholders' Deficit	(11,539)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$0

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Consolidated Statements of Comprehensive Loss

From inception September 17, 2015 to September 30, 2015
Revenues	$—

Cost of Revenue	—

Gross Profit	—

Operating Expenses
General and administrative expenses	10,019
Professional Fees	1,661
Total Operating Expenses	11,680
Loss before Provision for Income Taxes	(11,680)

Provision for Income Taxes	—
Net Loss	$(11,680)

Other Comprehensive Income/(Loss)
Foreign currency translation adjustment	141
Total Comprehensive Loss	(11,539)
Net Loss per Share: Basic and Diluted	$—
Weighted Average Number of Shares Outstanding: Basic and Diluted	—

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Consolidated Statement of Stockholders' Deficit

	Common Stock		Additional Paid-in	Stock Subscription	Accumulated	Accumulated Other
	Shares	Amount	Capital	Received	Deficit	Comprehensive Income	Total
Balance, September 17, 2015	—	$—	$—	$—	$—		$—

Common stock issued for cash	4,000,000	$4,000	$16,000	$(20,000)	$—	$—	$—
				—

Net loss	—	—	—	—	(11,680)		(11,680)
Other comprehensive income/(loss)	—	—	—	—	—	141	141
Balance, September 30, 2015	4,000,000	4,000	16,000	(20,000)	(11,680)	141	(11,539)

Common stock issued for Licenses	444,444	$444	$—	$—		$—	$—
				—
Common stock issued for cash				20,000

Net loss	—	—	—	—	(61,779)		(61,779)
Other comprehensive income/(loss)	—	—	—	—		(1,175)	(1,175)
Balance, March 31, 2016	4,444,444	4,444	16,000	—	(73,459)	(1,034)	(54,050)

The accompanying notes are an integral part of these financial statements

Global Cosmetics, Inc.

Consolidated Statement of Cash Flows

From inception September 30, 2015 to September 30, 2015

Net loss	$(11,680)
Adjustments to reconcile net loss to net cash used in operating activities	—
Net cash used in operating activities	(11,680)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	—
Net cash used in investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (repayment to) Director	11,539
Net cash provided by/(used in) financing activities	11,539
Effect of exchange rate changes on cash	141
Changes in cash during the period	0

Cash at beginning of period	—
Cash at end of period	$0
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$—
Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

Global Cosmetics, Inc.

Notes to the Consolidated Financial Statements

NOTE 1 – ORGANIZATION, DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

Global Cosmetics, Inc. was incorporated on September 17, 2015 in the State of Nevada for the purpose of developing, marketing and distributing cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The company was incorporated, for the purpose of developing, marketing and distributing cosmetics and beauty products for purchase and consumption by retailers, wholesalers and end consumers.

The Company has elected September 30 as its fiscal year end.

Basis of presentation

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes.

Earnings (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue for sales in accordance with ASC 605-10 when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, prices are fixed or determinable, and collectability is reasonably assured.

Revenue is recognized for sales transacted when the customer receives and pays for the merchandise at the register. For sales where we ship the merchandise to the customer revenue is recognized at the time the customer receives the product. Amounts related to shipping and handling that are billed to customers are recorded in net sales, and the related costs are recorded in cost of goods sold in the Consolidated Statement of Operations. Revenues are presented net of estimated returns and any taxes collected from customers and remitted to governmental authorities.

Classification of Expenses

Cost of goods sold and occupancy expenses include the following:

●	the cost of merchandise;
●	inventory shortage and valuation adjustments;
●	freight charges;
●	shipping and handling costs;
●	costs associated with our sourcing operations, including payroll and related benefits;
●	production costs;
●	insurance costs related to merchandise; and
●	rent, occupancy, depreciation, and amortization related to our store operations, distribution centers, and certain corporate functions

Inventory

The company does not currently hold any inventory.

Income Taxes

The Company accounts for its income taxes in accordance with ASC No. 740, “Income Taxes”. Under Statement 740, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Depreciation, Amortization and Capitalization

Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives (3-7 years). Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the residual balance method over their estimated useful lives (15 years). Amortization of our website is calculated by the residual balance method over their estimated useful lives (5 years). Historical costs are reviewed and evaluated for the net realizable value of the assets. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of long-lived assets existed at September 30, 2015.

Long-lived assets such as property and equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Foreign Currency Translation

The functional currency of the Company is Great British Pounds (GBP). Assets and liabilities of our operations are translated into United States dollar equivalents using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates during each period. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in common shareholders’ equity. These amounts were immaterial at September 30, 2015. Foreign currency transaction gains and losses are included in current earnings and totaled $141 for the period from September 17, 2015 to September 30, 2015.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 3 - PROVISION FOR INCOME TAXES

For the period from September 17, 2015 to September 30, 2015, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax assets generated by the loss carry-forwards has been fully reserved. The cumulative net operating loss carry-forward is approximately $11,539 at September 30, 2015, and will expire beginning in the year 2035.

The provision for Federal income tax consists of the following for the years ended September 30, 2015:

2015
Federal income tax benefit attributable to:
Current operations	$11,539
Less: valuation allowance	(11,539)
Net provision for Federal income taxes	$—

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows at September 30, 2015:

2015
Deferred tax asset attributable to:
Net operating loss carryover	$3,923
Valuation allowance	(3,923)
Net deferred tax asset	$—

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is not presently involved in any litigation.

The Company neither owns nor leases any real or personal property.

NOTE 7 - GOING CONCERN

As set forth on the Company’s balance sheet, its assets total $Nil. This amount does not provide adequate working capital for the Company to successfully operate its business and to service its debt. Expenses incurred to the date of this prospectus are being recorded on the Company’s books as they occur. This raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital. Management believes that the Company will be able to operate for the coming year by obtaining additional loans from Mr. Ridding and from equity funding, via proceeds raised from the offering set forth in this prospectus. However there can be no assurances that management’s plans will be successful.

NOTE 8 - SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

As of September 30, 2015, the balance of the amounts due from the director was $11,539. The amounts loaned to and from the director were unsecured, non-interest bearing, and had no specific terms of repayment. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

On September 17, 2015, the Company’s founder, President and CEO, Benjamin Ridding, acquired 4,000,000 common shares, at a price of $0.005 per share.

NOTE 9 – CAPITAL STOCK

The Company was incorporated on September 17, 2015 in Nevada with authorized capital of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

On September 17, 2015, the Company issued 4,000,000 shares of common stock to the founder for cash proceeds of $20,000.

There were 4,000,000 shares of common stock issued and outstanding at September 30, 2015. There were no shares of preferred stock issued and outstanding at September 30, 2015.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to September 30, 2015 through April 22, 2016, and has determined that it does not have any material subsequent events to disclose in these financial statements.

On November 20, 2015, the Company entered into an Agreement (the ‘Licensing Agreement”) with Colorcos Company Limited (“Colorcos”), Bel-Air Cosmetics Corp. (“Bel-Air Cosmetics”), and J J Holand Limited (“JJH”). The Licensing Agreement provides that (i) JJH has granted the Company the exclusive user and exclusive importation and distribution rights for the FOR YOU TOO/4U2 trademark and designs of JJH in the territories of North America, Europe and Australasia; (ii) the Company has granted to Colorcos the exclusive supply rights for the cosmetics and personal care products bearing the JJH Trademarks (and subject to the ability of Colorcos to fulfill the supply requirements); and (iii) JJH and Bel-Air shall develop new products and make such products available to the Company for evaluation. The License Agreement provides that the parties shall negotiate and agree upon pricing for the products.

The License Agreement also provides that after the commencement of the first renewal period of the License Agreement, the Company will be granted a 50% beneficial ownership of the 4U2 trademarks that are registered in the territory, with JJH owning the other 50%. The trademark registrations will remain in JJH’s ownership on the various registers and JJH will remain responsible for the management and continued existence of the various trademarks. In the event that the trademarks are sold, each party will be entitled to 50% of the net purchase proceeds from the sale.

The term of the License Agreement is five years, with automatic renewal for additional periods of five years, unless one party provides 6 months prior written notice to the other party of termination. The License Agreement may also be terminated due to the material breach by the other party, and may be terminated by Bel-Air, Colorcos and JJH in the event the Company does not purchased a minimum amount of products during the term as follows: US $50,000 during the first 12 months; US $150,000 during the second 12 months; and $250,000 during the third 12 months. The License Agreement also contains certain representations, warranties, indemnity obligations and rights of termination. The foregoing is only a brief description of the material terms of the License Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the License Agreement which is filed as an exhibit to this Form S-1.

JJH is owned by Keith McCulloch, who is also a director (Chairman of the Board) of the Company. The Company issued 444,444 shares of Company common stock to Mr. McCulloch under the terms of the License Agreement. The License Agreement also provides that Mr. McCulloch has a right to receive additional shares at no additional cost to him to maintain his 10% ownership interest in the Company.

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management’s statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse effect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above. Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Our Plan for the Next 12 Months

The following is a list of business goals and milestones we wish to accomplish within the next twelve months.

●	Secure necessary funds
●	Engage in advertising and marketing
●	Increase inventory levels and allocate funding to expand our distribution network
●	Hire skilled employees to complete our team
●	Pay for legal and accounting costs

Our first major milestones will be securing funds and upping the scale of our inventory. This is our primary focus. In three years, we hope to have established our brand and company in Europe, North America and Australia

Advertising and Marketing

As demand and direct online sales increase we expect to benefit from developing our e-commerce website to handle multiple product lines and integrate this function into the inventory control system which we also intend on acquiring. We also intend to incorporate face recognition coding to our website to create an in store experience through the website. Consumers will be able to visualize different cosmetic products on their face as the coding allows users to change color tones etc. We this this technology will give us a unique selling point in the market. This will involve technical programming, increased server capacity and bandwidth. Management expects this will cost $30,000 and would be implemented immediately after the Company raises sufficient funds.

We intend to increase our online marketing and web presence when funding is received. We intend to instruct a specialist search engine optimization and marketing expert to help penetrate new market opportunities in North America, Europe and Australia. We estimate initially this will cost $20,000. Ultimately we aim to develop online global campaigns using Google Adwords, Facebook, cosmetic and beauty bloggers which allow you to target potential customers by topic, location and language. Google Adwords for example allows you to choose where your ad appears, on which specific websites and in which geographical areas (states, towns, or even neighborhoods), allowing for targeted marketing. Words which we will use for the search will include ‘cosmetic’, ‘lipstick’, ‘teens’ and other similar concepts that are popular in different countries/languages. In order for beauty bloggers to review our products prices vary from $500 up to $50,000 dependent on the number of followers the respective blogger has. We intend to engage bloggers whose fees range between $500 to $5,000 for a review. We estimate this will initially cost $10,000. The more expensive bloggers have the largest number of followers, but it is hard to identify what percentage of followers fall within our target market. The bloggers with fewer followers tend to have a more loyal following who will be more likely to purchase products on a recommendation. With this strategy we are also able to reach our target market and monitor response and reactions to marketing campaigns and adjust accordingly. Included in our online marketing and web presence budget we intend to increase our own social media following by retaining a specialist social media marketing company. We intend to use Heybridge Creative who have experience in the launch and development of cosmetic brands and existing contacts within the industry. Heybridge will focus on strategies to increase our social media following and website traffic through competitions, product giveaways and consistently updating fresh interactive content. With regards to the international markets we hope to establish our brand in, we have had our website reviewed by a marketing strategist who has begun to develop some basic advertising campaigns in the North America and Europe. The size and length of this campaign will depend on funding received. We intend to begin the campaign in June/July 2016 with the aim of increasing summer sales. A modest 3 month campaign would cost in the region of $10,000.

In each of our licensed territories we intend to attend tradeshows. The cost of a custom designed display unit and product storage is $2,800 USD as sourced through current Thailand based suppliers for a 3m x 2m stand. The cost of attending tradeshows varies between $4,000 and $7,000 USD per show and requires staffing with 3 sales representatives and make up artists at a cost of $150 a day. We anticipate that we will require $35,000 to attend trade shows in the United Kingdom, North America, Europe and Australia during a 12 month period.

The trade shows will generate sales, brand awareness and collect customer information through competitions and surveys.

We therefore intend to budget a total of $105,000 for advertising and marketing if we sell 100% of our offering. The shortfall in funds to complete the above objections is expected to be met by our revenues. In the event we are able to raise less than 100% of our offering, we will have to scale back on advertising and marketing in the order of preference outlined above. Thus, for instance, if we are only raise 50% to 100% of our offering, we will develop our e-commerce website followed by search engine optimization with less money involved in our marketing, tradeshow attendance campaign. In the event we are only able to raise less than 50%, we will have to consider our options with available revenues. We plan to implement these campaigns once our website has been developed.

Facility, Materials and Equipment

Should we secure sufficient funding, we intend to increase our inventory levels and expand our distribution network. Through the use of distribution and fulfillment company Shipwire we are currently able to hold inventories in North America, Europe and Australia. The cost to hold 100 SKU’s (stock keeping unit) is approximately $300 per month in each warehouse location. The cost of fulfillment is $4.75 per order. Should we raise sufficient funding, we intend to increase our inventory levels and secure our own warehouse facility with an integrated stock management system. We believe a suitable warehouse would cost in the region of $20,000 per annum, an integrated inventory monitoring system $20,000, the expansion of our distribution network $10,000 and $50,000 of inventory would satisfy our first year inventory order commitment under our licensing agreement. The acquisition of inventory is our immediate priority along with securing funding. We intend to achieve this in the next 3 to 6 months.

In the event we are able to raise less than 100% of our offering, we will have to scale back the purchase of the above items in the order of preference outlined above. Thus, for instance, if we are only raise 50% to 100% of our offering, we will purchase our first years commitment of inventory per the terms of our licensing agreement and look to expand our distribution network through securing retailers and retailers to stock our products. In the event we are only able to raise less than 50%, we will focus on acquiring 50% of our first years commitment of inventory per the terms of our licensing agreement within the next 3 to 6 months.

We would like achieve our own warehousing unit in the next 12 months, but the current space we have along with our Shipwire facility does not make the leasing of this our immediate priority.

Offering Expenses, Legal and Accounting

In order to fund our operations and pay offering expenses of $10,000, we believe that we need the $230,000 in proceeds from this offering. Upon the effectiveness of our registration statement of which this prospectus forms as part, we will be required to compensation legal and accounting professional as we meet our reporting obligations with the Securities and Exchange Commission. We believe this will cost us approximately $25,000 for the next twelve months.

As of March 31, 2016, we had $3,061 in current assets and current liabilities in the amount of $57,111. Accordingly, we had working capital deficit of $54,050 as of March 31, 2016. Our current working capital along with our revenues is not sufficient to enable us to implement our business plan as set forth in this prospectus. Our expenses in this offering are estimated at $10,000, and we will need a minimum of $50,000 for the next twelve months. As such, our monthly burn rate for the next twelve months is estimated at $4,200. We will need to sell a minimum of 25% of the shares offering in this prospectus for net proceeds of $50,000 in order to meet our financial obligations. Our ability to remain in business with less than $50,000 in this offering is questionable.

Based on our current burn rate, we will run out of funds by imminently without additional capital and assuming revenues based on past performance during that period. If we fail to raise sufficient funds in this offering, investors may lose their entire cash investment.

Results of Operations for the six months ended March 31, 2016.

Revenues

We had no revenues for the six months ended March 31, 2016.

We expect revenues to increase during the year ended September 30, 2016 as a result of increased sales resulting from improved marketing and brand awareness. If we are able to raise money, we hope to generate revenues to form our e-commerce site.

Cost of Goods Sold

We had no cost of goods sold for the six months ended March 31, 2016.

Gross Profit

Gross profit for the six months ended March 31, 2016 was $Nil.

Operating Expenses

Operating expenses were $61,779 for the six months ended March 31, 2016. Our operating expenses for six months ended March 31, 2016 consisted of general and administrative expenses of $46,225 and professional fees of $15,554.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to the measures described above to implement our business plan and the professional fees associated with our becoming a reporting company under the Securities Exchange Act of 1934.

Net Loss

Net loss for the six months ended March 31, 2016 was $61,779.

Liquidity and Capital Resources

As of six months ended March 31, 2016, we had total current assets of $3,061, consisting of cash. We had current liabilities of $57,111 as of March 31, 2016. Accordingly, we had a working capital deficit of $54,050 as of March 31, 2016.

Operating activities used $52,901 in cash for the six months ended March 31, 2016. Financing Activities for the six months ended March 31, 2016 generated $56,694 in cash from director advances and proceeds from the sale of our common stock.

As outlined above, we expect to spend approximately $230,000 toward the initial implementation of our business plan over the course of our next full fiscal year. As at March 31, 2016, we had $3,061 in cash. The success of our business plan therefore depends on raising funds through the current offering. If the maximum offering is sold, we should have sufficient cash to carry out our business plan until September 30, 2016. If substantially less than the maximum offering is sold, however, our ability to execute on our immediate business plan will be impaired. Our ability to operate beyond September 30, 2016, is contingent upon us obtaining additional financing and/or upon realizing sales revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through sales revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Results of Operations for the period from September 17, 2015 to September 30, 2015.

Revenues

We had no revenues for the period from September 17, 2015 to September 30, 2015.

We expect revenues to increase for the year ended September 30, 2016 as a result of increased sales resulting from improved marketing, increased production and higher quality production. If we are able to raise money, we hope to generate revenues to form our own e-commerce site.

Cost of Goods Sold

We had no cost of goods sold for the period from September 17, 2015 to September 30, 2015.

Gross Profit

Our gross profit for the period from September 17, 2015 to September 30, 2015 was $Nil.

Operating Expenses

Operating expenses were $11,680 for the period from September 17, 2015 to September 30, 2015. Our operating expenses for the period from September 17, 2015 to September 30, 2015 consisted of general and administrative expenses of $10,019 and professional fees of $1,661.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to the measures described above to implement our business plan and the professional fees associated with our becoming a reporting company under the Securities Exchange Act of 1934.

Net Loss

Net loss for the period from September 17, 2015 to September 30, 2015 was $11,680

Liquidity and Capital Resources

As of September 30, 2015, we had total current assets of $Nil. We had current liabilities of $11,539 as of September 30, 2015. Accordingly, we had a working capital deficit of $11,539 as of September 30, 2015.

Operating activities used $11,680 in cash for the period from September 17, 2015 to September 30, 2015. Financing Activities for the period from September 17, 2015 to September 30, 2015 generated $11,539 in cash from director advances.

As outlined above, we expect to spend approximately $230,000 toward the initial implementation of our business plan over the course of our next full fiscal year. September 30, 2015, we had no in cash. The success of our business plan therefore depends on raising funds through the current offering. If the maximum offering is sold, we should have sufficient cash to carry out our business plan until September 30, 2016. If substantially less than the maximum offering is sold, however, our ability to execute on our immediate business plan will be impaired. Our ability to operate beyond September 30, 2016, is contingent upon us obtaining additional financing and/or upon realizing sales revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through sales revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

Our assets at September 30 total $Nil. This amount does not provide adequate working capital for us to successfully operate our business and to service our debt. Expenses incurred to the date of this prospectus are being recorded our books as they occur. This raises substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon obtaining additional working capital. Management believes that we will be able to operate for the coming year by obtaining additional loans from Mr. Ridding and from equity funding, via proceeds raised from the offering set forth in this prospectus. However, there can be no assurances that management’s plans will be successful.

Off Balance Sheet Arrangements

As of September 30, 2015, there were no off balance sheet arrangements.

Emerging Growth Companies

Because we generated less than $1 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.

We will lose our emerging growth company status on the earliest occurrence of any of the following events:

1.	on the last day of any fiscal year in which we earn at least $1 billion in total annual gross revenues, which amount is adjusted for inflation every five years;
2.	on the last day of the fiscal year of the issuer following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement;
3.	on the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or
4.	the date on which such issuer is deemed to be a `large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.”

A “large accelerated filer” is an issuer that, at the end of its fiscal year, meets the following conditions:

1.	it has an aggregate worldwide market value of the voting and non-voting common equity held by its non-affiliates of $700 million or more as of the last business day of the issuer’s most recently completed second fiscal quarter;
2.	It has been subject to the requirements of section 13(a) or 15(d) of the Act for a period of at least twelve calendar months; and
3.	It has filed at least one annual report pursuant to section 13(a) or 15(d) of the Act.

As an emerging growth company, exemptions from the following provisions are available to us:

1.	Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;
2.	Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;
3.	Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;
4.	Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and
5.	The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer’s size.

Pursuant to Section 107 of the JOBS Act, an emerging growth company may choose to forgo such exemption and instead comply with the requirements that apply to an issuer that is not an emerging growth company. We have elected to maintain our status as an emerging growth company and take advantage of the JOBS Act provisions.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors and Executive Officers

Our executive officers and directors and their respective ages as of March 31, 2016 are as follows:

Name	Age	Position(s) and Office(s) Held
Keith McCulloch	68	Chairman of the Board of Director
Benjamin Ridding	33	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Keith McCulloch – Chairman of the Board of Directors

Keith McCulloch has been Chairman of the Board of Directors of our Company since incorporation on September 17, 2015.

Mr. McCulloch has been a Director and owner of J J Holand Limited since 1997. J J Holand Limited provided consulting services to the tobacco industry between 1997 and 2005. J J Holand Limited has been registering cosmetic Trade Marks and developing, manufacturing, retailing cosmetic and beauty products from 2002 until present. Mr. McCulloch held the position of Senior Vice President of Mattel, Inc. (1995-1996) and numerous senior positions at R J Reynolds Tobacco International between 1975 and 1995 in Europe, Asia, Japan, USA, Middle East and Africa. Mr. McCulloch holds a BA Hons in Geography from Durham University, England. He is a retired fellow of the Institute of Chartered Accountants in England and Wales.

Aside from that provided above, Mr. McCulloch does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. We believe that Mr. McCulloch’s experience and background in the retail industry provide her the qualifications, attributes and skills necessary to serve on the Board.

Benjamin Ridding - President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a Director

Benjamin Ridding has been President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a Director of our Company since incorporation on September 17, 2015.

Mr. Ridding, has extensive experience in the leadership, direction and management of a diverse range of successful international business ventures. From January 2014 to April 2015, he was President & CEO of Quorum Corp. Quorum Corp. was established to create and operate a micro jobs website, Quintup.comTM, that would serve as an online marketplace for the purchase and sale of personal services amongst individuals and businesses operating in Eastern Africa, Kenya, Tanzania, and Uganda. Since January 2012, Mr. Ridding has been the Managing Director at Headland Adventures, a leisure services company that offers a diverse range of activities for tourists around the world. From March 2008 until ___________ , Mr. Ridding has also been the Managing Director of SiT. SiT was an adventure travel business, which under the direction of Mr. Ridding handled a client list encompassing diverse corporate clients such as Barclays, Sun Capital Partners, Coca Cola, Walt Disney and BP. The operations covered the US, Europe, Asia and Australasia during the time Mr. Ridding was with SiT. Recently, Mr. Ridding has begun to focus on distributing beauty and cosmetic products.

Mr. McCulloch is related to Mr. Ridding by virtue of being Mr. Ridding’s uncle.

Mr. Ridding presently dedicates approximately 40 hours per week on our business while Mr. McCulloch also dedicates approximately 15 hours per week on our business. Mr. McCulloch also spends his time working with J J Holand and Bel-Air Cosmetics.

Aside from that provided above, Mr. Ridding does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section

15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. We believe that Mr. Ridding’s management experience provide him the qualifications, attributes and skills necessary to serve on the Board.

Directors

Our bylaws authorize no less than one (1) director or more than thirteen (13) directors. We currently have two directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Executive Compensation

Compensation Discussion and Analysis

We presently do not have employment agreements with any of our named executive officers and we have not established a system of executive compensation or any fixed policies regarding compensation of executive officers.

Our President holds substantial ownership in our company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability. As our business and operations expand and mature, we expect to develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Keith McCulloch, Chairman and director	2015	0	0	0	0	0	0	0	0
Benjamin Ridding, CEO, CFO, Secretary, Treasurer and director	2015	0	0	0	0	0	0	0	0

Narrative Disclosure to the Summary Compensation Table

We have not compensated either of our directors with salaries during 2015. We anticipate providing more significant compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Keith McCulloch	0	0	0	0	0	0	0	0	0
Benjamin Ridding	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 29, 2016, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 4,444,444 shares of common stock issued and outstanding on March 31, 2016.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	Keith McCulloch 169/20 Royal Gems Golf Resort, Salaya – Banglpasi, Putthamonton, Nakon Rathom 73170, Thailand	444,444	10%
Common	Benjamin Ridding 51 Pinfold Street, Suite 354, Birmingham, B2 4AY	4,000,000	90%
Common	Total all executive officers and directors	4,444,444	100%
Common	Other 5% Shareholders
	None

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as set forth below or in the section titled “Executive Compensation,” none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

As of March 31, 2016, the balance of the amounts due to or from our founder, President, CEO, CFO, Treasurer and Secretary, Benjamin Ridding was $48,233. The amounts loaned to and from Mr. Ridding were unsecured, non-interest bearing, and had no specific terms of repayment.

On September 17, 2015, the Company issued Benjamin Ridding, our founder, President, CEO, CFO, Treasurer and Secretary 4,000,000 common shares, at a price of $0.005 per share.

On November 20, 2015,the Company issued Keith McCulloch, or Chairman of the Board of Directors, 444,444 shares of common stock as consideration under the terms of the License Agreement.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. Please Call the Commission at (202) 942-8088 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$24.17
Federal Taxes	—
State Taxes and Fees	—
Listing Fees	—
Printing and Engraving Fees	—
Transfer Agent Fees	1,000
Accounting fees and expenses	4,000
Legal fees and expenses	5,000
Total	10,024.17

All amounts are estimates, other than the Commission’s registration fee.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

On September 17, 2015, the Company issued Benjamin Ridding, our founder, President, CEO, CFO, Treasurer and Secretary, 4,000,000 shares of common stock, at a price of $0.005 per share.

On November 20, 2015,the Company issued Keith McCulloch, or Chairman of the Board of Directors, 444,444 shares of common stock as consideration under the terms of the License Agreement.

These shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-laws
5.1	Opinion Regarding Legality and Consent of Counsel by Harrison Law, P.A.
10.1	Subscription Agreement dated September 17, 2015 between the Company and Benjamin Ridding
10.2	Agreement dated November 20, 2015 among the Company, Colorcos Company Limited, Bel-Air Cosmetics Corp., and J J Holand Limited.
10.3	Letter Agreement with J J Holand Limited dated November 20, 2015
10.4	Form of Subscription Agreement
10.5	Agreement dated August 3, 2015 with Heybridge Creative
10.6	General Service Agreement dated May 4, 2015 with Sarah Moody
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Experts and Counsel: Counsel’s Consent, by Harrison Law, P.A., is included in Exhibit 5.1.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed as part of a registration statement in reliance on Rule 430B relating to an offering for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

c.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	In the event the registrant requests acceleration of effective date or filing of registration statement becoming effective upon filing then the registrant undertakes to advise you as follows:

a.	If any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

b.	There is no underwriter.

c.	The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on July 29, 2016.

GLOBAL COSMETICS, INC.

By:	/s/ Keith McCulloch
Keith McCulloch Chairman and Director

By:	/s/ Benjamin Ridding
Benjamin Ridding President, Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Keith McCulloch
Keith McCulloch Chairman and Director

July 29 , 2016

By:	/s/ Benjamin Ridding
Benjamin Ridding President, Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director

July 29 , 2016